Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made as of May 1, 2020 (the "Effective Date") by and between Salt Blockchain Inc. (the "Company"), and Justin English ("Executive").

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.    Employment Period. Executive's employment with the Company pursuant to this Agreement shall be "at will," and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 7. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the "Employment Period" hereunder.

The Parties acknowledge that Executive previously provided services to the Company in the capacity of an independent contractor, pursuant to a Consulting Agreement between the Company and English Ventures, LLC dated November 1, 2019 (the "Consulting Agreement"), which is hereby superseded, except that Sections 7 (Confidentiality) and 8 (Ownership of Results) shall continue with full force and effect.

2.    Duties and Responsibilities.

A.    Executive shall serve as the Company's Chief Executive Officer ("CEO"), and shall report to the Company's Board of Directors ("Board"). Executive agrees to perform in good faith and to the best of his ability all services that may be required of Executive hereunder and to be available to render such services at all reasonable times and places in accordance with such directions and requests as may be made from time to time by the Board.

B.    Executive shall primarily work remotely from Executive's home office in Boston, Massachusetts. Notwithstanding, Executive agrees to maintain regular presence at the Company's virtual and telephonic meetings, including the Company's all-hands meetings. Such meetings are expected to occur at least once per week. Subject to certain travel restrictions, Executive shall be present on-site at the Company's Denver, Colorado location for at least one trip per month (with reasonable and necessary associated travel expenses to be reimbursed pursuant to the Company's standard expense reimbursement policies and practices). At all times, whether in-person or remote, Executive agrees to remain generally visible and accessible to the Company's employee population during normal working hours.

C.    Executive is expected and agrees to devote appropriate and reasonable working time and attention to the business of the Company. Executive will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive shall perform such services in accordance with all applicable laws, regulations, and codes of conduct, and shall comply with the reasonable and lawful orders of the Board, and shall conform to the reasonable instructions given to him by the Board from time to time, and to endeavor, in all cases and to the best of his ability, to promote the Company's best interests. Moreover, with prior notice to the Board by email to legaldepartment@saltlending.com, Executive may participate in Other Business Activities; provided, that Executive shall not participate in Other Business Activities with any financial services company (including any company providing lending, banking or investment services) or any competitor of the Company, in each case without prior approval by the Board.

"Other Business Activities" means services for a third-party individual, partnership, limited liability company, corporation or other business entity as a contractor, consultant, advisor or director that (i) do not interfere with Executive's employment with the Company (including, but not limited to, his fiduciary duties to the Company) and (ii) do not, in the aggregate, require more than an average of ten hours of his time each week (with the understanding that any greater commitment to outside activities would unreasonably divert his time and focus from the needs of the Company). No notice or consent is required for the Other Business Activities listed on Exhibit B.

E.    Executive also understands and agrees that he must fully comply with the Company's standard operating policies, procedures, and practices that are from time to time in effect during the term of his employment.

3.    Compensation.

A.    During the Employment Period, Executive shall receive an annual gross base salary of $250,000.00 to be earned and paid in accordance with the Company's normal payroll timing and procedures ("Base Salary"), less all applicable withholdings and deductions.

B.    In addition to the Base Salary, Executive may be eligible to earn an annual discretionary bonus, based on Executive and the Company's performance during the calendar year, and paid out by March 15th of the following year. Employment on the date that the bonus is paid is an explicit condition of earning the bonus.

C.    The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.

4.    Stock Option Grant. As an incentive compensation, Executive will be eligible for stock options. Subject to the approval of the Board (such approval to be obtained within one month after the Effective Date) and the terms of the 2019 equity incentive plan, the Company will grant Executive a stock option to acquire up to 400,000 shares of the Company's common stock. Such stock option will vest on a four-year schedule with a one-year cliff (25% vested on the first anniversary of the Effective Date and 1/36th of the remainder of the option vested each month thereafter on the 1st of the month until the option is 100% vested on the fourth anniversary of the Effective Date). The vested portion of the stock option may be exercised for the same portion of option shares, which shares will be fully vested on purchase. The exercise price shall be $0.01 per share and unexercised options shall expire on November 22, 2029. A stock option agreement will be provided to Executive.

5.     Benefits; Reimbursement.

A.    Health Insurance. During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company's employees from time-to-time, including, but not limited to, medical and dental insurance coverage, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans. The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.

B.    Expense Reimbursements. Executive shall be entitled to reimbursement for all reasonable and necessary expenses incurred by Executive associated with the conduct of the Company's business in accordance with the Company's policies. Such expenses should be within budget and preapproved according to Company policy. Applicable reimbursements shall be subject to the Company's then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement within thirty (30) days of incurring the expense, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities. If such expense qualifies for reimbursement, then the Company will reimburse Executive for that expense in accordance with existing expense reimbursement policies and practices.

C.    PTO, Sick, and Holiday Pay. Executive shall be entitled to PTO, sick, and holiday pay pursuant to the terms of the Company's generally applicable employee policies, as may exist from time to time (noting that the Company currently maintains a flexible time away policy that does not accrue, but may change such policies in its discretion).

6.    Proprietary Information and Inventions Agreement. As a condition of employment and the benefits provided by this Agreement, Executive is required to timely execute and return the Company's form of Proprietary Information and Inventions Agreement, attached hereto as Exhibit A (the "PIIA"). Executive shall at all times remain subject to the terms and conditions of such PIIA.

7.    Termination of Employment. Executive's employment pursuant to this Agreement is "at will" and may be terminated by either party, with or without Cause or Good Reason, in accordance with the following provisions:

A.    Upon cessation of Executive's employment for any reason, Executive, or his estate if applicable, shall be paid any unpaid Base Salary earned under Paragraph 3 for services rendered through the date of such termination.

B.    Executive may voluntarily separate from his employment under this Agreement at any time, but agrees to give the Company at least sixty (60) days prior written notice of such resignation.

C.    The Company may terminate Executive's employment with or without Cause under this Agreement at any time by providing notice of such termination to Executive. Such termination shall be effective immediately upon Executive's receipt of such notice, unless otherwise indicated by the notice.

D.   If Executive's termination of employment occurs, for any reason, within the first year following the Effective Date, then subject to Executive timely executing, returning, and not revoking a separation agreement and general release of claims acceptable to the Company in its reasonable discretion ("Separation Agreement"), and otherwise remaining compliant with the terms of the PIIA, the Company will (i) continue to pay Executive the equivalent of any remaining Base Salary through the one-year anniversary of the Effective Date, and (ii) Executive shall vest on an accelerated basis with respect to 25% of the total stock option grant provided in Paragraph 4 ( .". equivalent to vesting as if he had remained employed through the one-year anniversary of the Effective Date). Notwithstanding the foregoing, if the Company terminates Executive's employment without Good Cause at any time during the four (4) year period following the Effective Date, Executive shall vest on an accelerated basis with respect to 100% of the total stock option grant provided in Paragraph 4 (e.g. equivalent to vesting as if he had remained employed through the four-year anniversary of the Effective Date). For purposes of this paragraph 7D, "Good Cause" means the Company's belief that one of the following has occurred: (1) Executive's conviction of, or a plea of "guilty" or "no contest" to, any felony under applicable laws of the United States, any state thereof, or any other applicable jurisdiction, or misconduct of any kind involving moral turpitude, fraud, embezzlement, theft, dishonesty, or sexual harassment; (2) Executive's commission of an act of fraud, material misconduct, or misappropriation of property or information belonging to the Company; (3) Executive's engagement in an act of negligence or misconduct in the performance of his employment or, if applicable, Board obligations and duties that has had an adverse effect on the Company's reputation or business; (4) Executive's engagement in any other misconduct that has had an adverse effect on the Company's reputation or business; or (5) Executive's breach of the PIIA or other unauthorized misuse of the Company's trade secrets or proprietary information.

8.    Compliance with Section 409A. It is the intent of the Company and Executive that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A.

9.    Cessation of Benefits. In the event of a breach by Executive of any of his obligations of this Agreement or under the PIIA, he shall cease to be entitled to any further benefits under this Agreement.

10.  Indemnification. To the fullest extent permitted by applicable law, the Company agrees to indemnify, defend and hold Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys' fees (collectively "Claims"), hereafter or heretofore arising out of or in connection with activities of the Company, its subsidiaries or its employees, including Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that Executive is or was an officer of the Company or any affiliate of the Company. For purposes of clarification and not of limitation, the Company specifically agrees to indemnify, defend and hold Executive harmless from any and all Claims relating to SEC complaints, pending litigation and/or shareholder disputes. To the fullest extent permitted by applicable law, the Company shall advance to Executive expenses of defending any such action, claim, or proceeding, but the Company reserves the right to select or approve (at its discretion) the selection of counsel retained to defend Executive in any such action. However, the Company shall not indemnify Executive or defend Executive against, or hold Executive harmless from any claims, damages, expenses or liabilities, including attorneys' fees, resulting from the gross negligence or willful misconduct of Executive or any actions Executive takes that are outside the scope of Executive's employment. The Executive's rights to coverage and indemnification under this Section 10 shall continue for so long as he may be subject to any such liability, whether or not the Employment Period may have ended, and shall cover any and all claims made against the Executive and/or any of his affiliates.

The Company shall maintain directors and officers liability insurance coverage covering Executive in amounts reasonably acceptable to Executive and with insurers reasonably acceptable to Executive. All policies for such coverage shall provide for insurance on an "occurrence" basis, or if on a "claims-made" basis, with sufficient term and coverage for claims made after the date on which Executive's employment with the Company terminates.

11.   Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

12.   Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B.    If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:

Salt Blockchain Inc.

Attn: Board of Directors
707 17th Street, Suite 4200
Denver, Colorado 80202

To Executive: to such address for Executive as the Company may maintain on file from time to time.

13.  General Creditor Status. The benefits to which Executive may become entitled under this Agreement shall be paid, when due, from the Company's general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, Executive's right (or the right of the executors or administrators of Executive's estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

14.  Governing Documents. This Agreement, together with (i) any equity agreements, and (ii) the PIIA, shall constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive's employment with the Company and the eligibility for any potential severance payments and consulting payments following separation from employment with the Company, and this Agreement shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter (and, for sake of clarity, further supersedes any agreements or understandings between Executive and Salt Lending Holdings, Inc. or other legal affiliates of the Company). This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may only be amended by written instrument signed by Executive and a duly authorized representative of the Board.

15.  Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of Colorado applicable to agreements executed and wholly performed within the State of Colorado. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.

16.   Arbitration.

A.         Except as provided herein, each party hereto agrees that any and all disputes which arise out of or relate to Executive's employment, the termination of Executive's employment, or the terms of this Agreement or the PIIA shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way Executive's employment with the Company or its termination. The only claims not covered by this Employment Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers' compensation benefits under any of the Company's workers' compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.

B.    Arbitration will be conducted in Denver, Colorado. Arbitration shall be conducted in accordance with the Federal Arbitration Act ("FAA") and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules" available at www.adr.org). Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

C.    During the course of arbitration, the Company will bear the cost of (i) the arbitrator's fee, and (ii) any other expense or cost Executive would not be required to bear if Executive were free to bring the dispute or claim in court. Each party shall bear their own attorneys' fees incurred in connection with the arbitration. The arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by the applicable statute or contract.

D.    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator's award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator's award may be entered in any court having jurisdiction thereof.

E.    This arbitration provision does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative agency such as the Equal Employment Opportunity Commission, or Workers' Compensation Board, but this provision does prohibit Executive from seeking or pursuing court action regarding any such claim.

17.  Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Signatures transmitted electronically or by facsimile shall have the same effect as original signatures.

18.  Construction. The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party. Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

[Signatures on following page]

SALT BLOCKCHAIN INC.

By:

Title:	Chairman of the Board

JUSTIN ENGLISH ("EXECUTIVE")